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                                                                      Exhibit 23











                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Helen of Troy Limited:

We consent to incorporation by reference in the registration statements No. 33-75832, No. 333-11181, No. 333-67349 and No. 333-67369 on Form S-8, and the
registration statements No. 333-65477 and No. 333-67293 on Form S-3, of Helen of Troy Limited of our report dated May 10, 2000, relating to the consolidated balance sheets of Helen of Troy Limited and subsidiaries as of February 29, 2000 and February 28, 1999, and the related consolidated statements of income, stockholders' equity and cash flows and related financial statement schedule for each of the years in the three-year period ended February 29, 2000, which report appears in the February 29, 2000 annual report on Form 10-K of Helen of Troy Limited.



                                                              KPMG LLP




El Paso, Texas
May 26, 2000